DATE: November 5, 2018
XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2018 RESULTS
Orlando, FL – November 5, 2018 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended September 30, 2018.
Third Quarter 2018 Highlights

▪	Net Income: Net income attributable to common stockholders was $9.2 million and net income per diluted share was $0.08, a decline of 20.6% and 27.3%, respectively, year over year.

▪	Same-Property RevPAR: Same-Property RevPAR was $158.25, essentially flat compared to the third quarter of 2017, as occupancy declined 189 basis points and ADR increased 2.5%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 26.8%, a decrease of 87 basis points compared to the third quarter of 2017.

▪
Total Portfolio RevPAR: Total Portfolio RevPAR was $155.88, a 0.8% decline compared to the third quarter of 2017 as a result of seasonality changes in the portfolio due to acquisitions and dispositions completed since the third quarter of 2017.

▪	Adjusted EBITDAre: Adjusted EBITDAre declined $3.0 million to $60.5 million, a decrease of 4.7% compared to the third quarter of 2017.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.46, a decrease of 8.0% compared to the third quarter of 2017.

▪	Acquisitions: The Company acquired two hotels during the quarter for a total amount of $130.25 million.

▪	Financing Activity: The Company closed on a new $150 million unsecured term loan and modified one mortgage loan resulting in $18 million of incremental proceeds.

▪	Capital Markets Activity: The Company issued $15.2 million of common stock under its At-The-Market program.

▪	Dividends: The Company declared its third quarter dividend of $0.275 per share to common stockholders of record on September 28, 2018.
“Third quarter results met our bottom-line expectations as difficult rooms revenue comparisons due to calendar shifts and hurricane impacts were offset by stronger group contributions that drove increased food and beverage revenues,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia.  “As a result, Same-Property total revenues increased by 1.2% on flat RevPAR growth for the quarter. From a rooms revenue perspective, we were particularly pleased with the performance of our assets in Phoenix, Philadelphia, Chicago and Santa Clara, which saw RevPAR increases of 16.9%, 11.7%, 9.1% and 4.8%, respectively. As expected, the most challenging of our ten largest markets for the quarter were Orlando, Houston and Dallas, markets that were impacted by guest room and meeting space renovations during the quarter, as well as tough comparisons due to the short-term demand lift last September after Hurricanes Harvey and Irma. We are excited to have completed the guest room renovations at Marriott Dallas City Center and Hyatt Regency Grand Cypress, as well as the meeting space renovation at Westin Galleria Houston, and believe these assets are well positioned to drive future growth for our portfolio. We remain cautiously optimistic about lodging market fundamentals as we look ahead to 2019 and are encouraged by the approximately 4% RevPAR increase our Same-Property portfolio achieved in October."
“Due to changes in the composition of our portfolio as compared to last year, we experienced the seasonality changes we expected and have previously outlined," continued Mr. Verbaas. "Additionally, the timing of real estate tax credits and the accrual approach with regard to incentive management fees adversely impacted margin comparisons in the third quarter. However, these factors are not expected to have an outsized impact on our full-year margins and we remain pleased with our successful efforts in controlling overall expenses as our total Same-Property hotel operating expenses have increased by only 1.2% through the first nine months of the year, despite real estate taxes and insurance increasing by 5.4% year to date.”
Year to Date Highlights

▪
Net Income: Net income attributable to common stockholders through the nine months ended September 30, 2018 was $93.7 million and net income per diluted share was $0.85, a 5.1% and 2.4% increase, respectively, year over year.

▪	Same-Property RevPAR: Same-Property RevPAR increased 0.4% to $166.16 compared to the nine months ended September 30, 2017, as ADR increased 0.6%, offset by a decline in occupancy of 17 basis points.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 29.6%, a decrease of 39 basis points compared to the nine months ended September 30, 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $164.13, a 5.1% increase year over year, reflecting portfolio performance and the change in portfolio composition.

▪	Adjusted EBITDAre: Adjusted EBITDAre was $224.1 million, an increase of 10.8% from 2017.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $1.64, a 7.2% increase from 2017.

Operating Results
The Company’s results include the following:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$9,244	$11,638	(20.6)%		$93,695	$89,169	5.1%
Net income per share available to common stockholders	$0.08	$0.11	(27.3)%		$0.85	$0.83	2.4%

Same-Property Number of Hotels	40	40	—		40	40	—
Same-Property Number of Rooms	11,239	11,275	(36)		11,239	11,275	(36)
Same-Property Occupancy(1)	76.0%	77.9%	(189	) bps	76.7%	76.9%	(17	) bps
Same-Property Average Daily Rate(1)	$208.18	$203.10	2.5%		$216.51	$215.24	0.6%
Same-Property RevPAR(1)	$158.25	$158.23	—		$166.16	$165.56	0.4%
Same-Property Hotel EBITDA(1)(2)	$67,603	$68,992	(2.0)%		$240,352	$241,939	(0.7)%
Same-Property Hotel EBITDA Margin(1)(2)	26.8%	27.7%	(87	) bps	29.6%	30.0%	(39	) bps

Total Portfolio Number of Hotels(3)	40	36	4		40	36	4
Total Portfolio Number of Rooms(3)	11,239	10,556	683		11,239	10,556	683
Total Portfolio RevPAR(4)	$155.88	$157.13	(0.8)%		$164.13	$156.18	5.1%

Adjusted EBITDAre(2)	$60,547	$63,551	(4.7)%		$224,127	$202,236	10.8%
Adjusted FFO(2)	$51,356	$53,140	(3.4)%		$179,459	$164,068	9.4%
Adjusted FFO per diluted share	$0.46	$0.50	(8.0)%		$1.64	$1.53	7.2%

(1)
"Same-Property” includes all hotels owned as of September 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, and Fairmont Pittsburgh, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Transactions
As previously disclosed, in August the Company completed the acquisition of The Ritz-Carlton, Denver, a 202-room luxury hotel in downtown Denver, Colorado, for a purchase price of $100.25 million. In September, the Company completed the acquisition of the 185-room Fairmont Pittsburgh for a purchase price of $30 million.
Subsequent to quarter end, the Company completed the acquisition of its joint venture partner's interests in both Grand Bohemian Hotel Charleston in Charleston, South Carolina, and Grand Bohemian Hotel Mountain Brook in Mountain Brook,

Alabama, for a combined purchase price of $12.2 million. As a result of this transaction, the Company now wholly owns each of the two hotels.
Simultaneous with this transaction, the Company paid off the debt secured by both hotels, including the $18.6 million mortgage loan collateralized by Grand Bohemian Hotel Charleston and the $24.8 million mortgage loan collateralized by Grand Bohemian Hotel Mountain Brook.
“We continued executing on our strategy of on-going portfolio improvement through the addition of two outstanding luxury assets with substantial upside opportunity, The Ritz-Carlton, Denver and Fairmont Pittsburgh, at a price significantly below replacement cost,” said Mr. Verbaas. “Additionally, through the acquisition of our partner’s interest in our only two joint venture hotels in the portfolio and the simultaneous repayment of the loans encumbering these hotels, we have further streamlined our strong balance sheet which continues to provide significant flexibility for the Company.”
Financings and Balance Sheet
In August, the Company closed on a $150 million unsecured term loan maturing in August 2023. The term loan bears an interest rate based on a pricing grid with a range of 135 to 220 basis points plus LIBOR, determined by the Company's leverage ratio. Based on the Company's current leverage ratio, the current effective interest rate is LIBOR plus 145 basis points. The term loan also includes an accordion option that allows the Company to request additional lender commitments of up to $100 million. As of September 30, 2018, the term loan had no outstanding balance, as the Company delayed the funding of the loan. Subsequent to quarter end, the Company funded $65 million of the $150 million available under the term loan, with the remaining funding to occur at a later date.
In September, the Company modified the mortgage loan collateralized by Andaz Napa. The amendment resulted in $18 million of incremental proceeds, lowered the interest rate to LIBOR plus 190 basis points, and extended the maturity date to September 2024.
As of September 30, 2018, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.82%. Over 85% of the Company's debt has interest rates which are fixed or have been hedged to fixed. In addition, the Company had $90.0 million of cash and cash equivalents, and full availability on its $500 million unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.6x.
Capital Markets
During the quarter, the Company issued 629,303 shares of its common stock through its At-The-Market ("ATM") program at a weighted average share price of $24.13 for total gross proceeds of $15.2 million. For the nine months ended September 30, 2018, the Company has issued 5.7 million shares of its common stock through its ATM program at a weighted average share price of $24.02 for total gross proceeds of $137.4 million. As of September 30, 2018, the Company had $62.6 million remaining available for sale under the ATM program.
The Company did not repurchase any shares under its existing share repurchase authorization during the quarter.
Capital Expenditures
During the three and nine months ended September 30, 2018, the Company invested $28 million and $84 million in its portfolio, respectively. During the quarter, the Company completed the guestroom renovations at Marriott Dallas City Center, which included bathtub to shower conversions in 75% of the guestrooms, and Hyatt Regency Grand Cypress. Additionally, the Company completed the renovation of the meeting space at Westin Galleria Houston.
During the quarter, the Company made significant progress on its renovation of the Marriott Woodlands Waterway Hotel & Convention Center meeting space, which includes the 66,000 square feet of event and pre-function space at the property.
Finally, the Company commenced construction of the new 25,000 square foot ballroom and 32,000 square feet of pre-function and support space at Hyatt Regency Grand Cypress. This new facility, which the Company estimates will cost approximately $32 million, is scheduled to be completed in the fourth quarter 2019.

2018 Outlook and Guidance
The Company's outlook for 2018 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes all 40 hotels owned as of November 5, 2018.

	2018 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$113	$119	$5	$1
Same-Property RevPAR Change	0.50%	1.0%	—%	(1.0)%
Adjusted EBITDAre	$295	$301	$6	$2
Adjusted FFO	$241	$247	$7	$3
Adjusted FFO per Diluted Share	$2.18	$2.24	$0.06	$0.03
Capital Expenditures	$100	$110	$(5)	$(10)

Additional guidance details:

•	The Company has updated its projected 2018 Adjusted EBITDA and Adjusted FFO to include a $3.4 million increase due to the acquisition of two hotels during the third quarter.

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by approximately 100 basis points.

•	General and administrative expense of approximately $21 million, excluding non-cash share-based compensation.

•	Interest expense of approximately $48 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $6 million.
Third Quarter 2018 Earnings Call
The Company will conduct its quarterly conference call on Monday, November 5, 2018 at 11:00 AM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 40 hotels comprising 11,239 rooms, across 17 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, or cyber incidents; (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2018 and December 31, 2017

($ amounts in thousands, except per share data)

	September 30, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$459,439	$440,930
Buildings and other improvements	3,073,531	2,878,375
Total	$3,532,970	$3,319,305
Less: accumulated depreciation	(742,132)	(628,450)
Net investment properties	$2,790,838	$2,690,855
Cash and cash equivalents	90,040	71,884
Restricted cash and escrows	57,986	58,520
Accounts and rents receivable, net of allowance for doubtful accounts	42,105	35,865
Intangible assets, net of accumulated amortization of $6,081 and $3,286, respectively	65,658	68,000
Other assets	65,081	37,512
Assets held for sale	—	152,672
Total assets (including $68,201 and $70,269, respectively, related to consolidated variable interest entities)	$3,111,708	$3,115,308
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,133,888	$1,322,593
Accounts payable and accrued expenses	97,700	77,005
Distributions payable	31,550	29,930
Other liabilities	44,607	40,694
Total liabilities (including $45,980 and $46,637, respectively, related to consolidated variable interest entities)	$1,307,745	$1,470,222
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 112,559,248 and 106,735,336 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	1,126	1,068
Additional paid in capital	2,059,482	1,924,124
Accumulated other comprehensive income	24,086	10,677
Accumulated distributions in excess of net earnings	(318,616)	(320,964)
Total Company stockholders' equity	$1,766,078	$1,614,905
Non-controlling interests	37,885	30,181
Total equity	$1,803,963	$1,645,086
Total liabilities and equity	$3,111,708	$3,115,308

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Rooms revenues	$156,973	$152,942	$495,378	$462,261
Food and beverage revenues	69,179	56,653	242,014	185,030
Other revenues	14,837	13,694	45,152	38,851
Total revenues	$240,989	$223,289	$782,544	$686,142
Expenses:
Rooms expenses	38,007	35,427	115,183	104,406
Food and beverage expenses	49,130	40,507	155,633	121,489
Other direct expenses	4,609	3,441	13,798	9,750
Other indirect expenses	60,796	54,859	187,189	163,573
Management and franchise fees	10,459	9,393	34,466	32,493
Total hotel operating expenses	$163,001	$143,627	$506,269	$431,711
Depreciation and amortization	39,282	37,492	116,684	110,596
Real estate taxes, personal property taxes and insurance	11,652	10,152	35,331	32,208
Ground lease expense	1,120	1,393	3,826	4,178
General and administrative expenses	6,919	7,258	22,852	23,479
Gain on business interruption insurance	(234)	—	(2,883)	—
Acquisition and terminated transaction costs	8	210	230	1,476
Impairment and other losses	—	2,174	—	2,174
Total expenses	$221,748	$202,306	$682,309	$605,822
Operating income	$19,241	$20,983	$100,235	$80,320
Gain on sale of investment properties	—	1,570	42,294	50,747
Other income	10	428	842	766
Interest expense	(11,902)	(11,599)	(38,672)	(32,896)
Loss on extinguishment of debt	—	—	(465)	(274)
Net income before income taxes	$7,349	$11,382	$104,234	$98,663
Income tax benefit (expense)	1,985	385	(8,325)	(7,670)
Net income	$9,334	$11,767	$95,909	$90,993
Non-controlling interests in consolidated real estate entities	167	130	325	75
Non-controlling interests of common units in Operating Partnership	(257)	(259)	(2,539)	(1,899)
Net income attributable to non-controlling interests	$(90)	$(129)	$(2,214)	$(1,824)
Net income attributable to common stockholders	$9,244	$11,638	$93,695	$89,169

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Basic and diluted earnings per share
Net income per share available to common stockholders - basic and diluted	$0.08	$0.11	$0.85	$0.83
Weighted average number of common shares (basic)	112,086,917	106,727,330	109,298,804	106,779,824
Weighted average number of common shares (diluted)	112,361,052	106,995,887	109,550,566	107,020,675

Comprehensive Income:
Net income	$9,334	$11,767	$95,909	$90,993
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	2,847	(258)	15,306	(1,932)
Reclassification adjustment for amounts recognized in net income (interest expense)	(879)	412	(1,539)	1,916
	$11,302	$11,921	$109,676	$90,977
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	167	130	325	75
Non-controlling interests of common units in Operating Partnership	(308)	(262)	(2,897)	(1,897)
Comprehensive income attributable to non-controlling interests	$(141)	$(132)	$(2,572)	$(1,822)
Comprehensive income attributable to the Company	$11,161	$11,789	$107,104	$89,155

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"), which we adopted on January 1, 2018. Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership units because our Operating Partnership units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as hotel acquisition and terminated transaction costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Prior to the adoption of EBITDAre on January 1, 2018, we historically presented EBITDA attributable to common stock and unit holders, which excluded depreciation expense related to corporate level assets and the allocation of EBITDA to noncontrolling interests in our consolidated investments in real estate entities.  In order to calculate EBITDAre in accordance with Nareit's definition, these adjustments are now made to derive Adjusted EBITDAre.  Therefore, there were no retrospective changes to Adjusted EBITDA as historically presented upon conversion to Adjusted EBITDAre.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel acquisition and terminated transaction costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of shares of common stock for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$9,334	$11,767	$95,909	$90,993
Adjustments:
Interest expense	11,902	11,599	38,672	32,896
Income tax (benefit) expense	(1,985)	(385)	8,325	7,670
Depreciation and amortization	39,282	37,492	116,684	110,596
EBITDA	$58,533	$60,473	$259,590	$242,155
Impairment and other losses	—	950	—	950
Gain on sale of investment properties	—	(1,570)	(42,294)	(50,747)
EBITDAre	$58,533	$59,853	$217,296	$192,358

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	167	130	325	75
Adjustments related to non-controlling interests in consolidated real estate entities	(358)	(336)	(1,052)	(987)
Depreciation and amortization related to corporate assets	(100)	(105)	(303)	(328)
Loss on extinguishment of debt	—	—	465	274
Acquisition and terminated transaction costs	8	210	230	1,476
Amortization of share-based compensation expense	2,167	2,406	6,994	7,587
Amortization of above and below market ground leases and straight-line rent expense	130	169	367	557
Other non-recurring expenses	—	1,224	(195)	1,224
Adjusted EBITDAre attributable to common stock and unit holders	$60,547	$63,551	$224,127	$202,236
Corporate-level costs and expenses	5,423	4,893	17,588	17,019
Income from sold properties	(266)	(3,979)	(3,829)	(20,499)
Pro forma hotel level adjustments, net(1)	2,133	4,527	5,349	43,847
Gain on business interruption insurance and other reimbursements(2)	(234)	—	(2,883)	(664)
Same-Property Hotel EBITDA attributable to common stock and unit holders(3)	$67,603	$68,992	$240,352	$241,939
(1) Adjusted to include the results of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, and Fairmont Pittsburgh for periods prior to Company ownership.
(2) Other reimbursements include the NOI guaranty payment at Andaz San Diego for the nine months ended September 30, 2018.
(3) See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and nine months ended September 30, 2018 on page 17.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$9,334	$11,767	$95,909	$90,993
Adjustments:
Depreciation and amortization related to investment properties	39,182	37,387	116,381	110,268
Impairment of investment properties	—	950	—	950
Gain on sale of investment properties	—	(1,570)	(42,294)	(50,747)
Non-controlling interests in consolidated real estate entities	167	130	325	75
Adjustments related to non-controlling interests in consolidated real estate entities	(227)	(226)	(679)	(677)
FFO attributable to common stock and unit holders	$48,456	$48,438	$169,642	$150,862
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	—	465	274
Acquisition and terminated transaction costs	8	210	230	1,476
Loan related costs, net of adjustment related to non-controlling interests(1)	595	693	1,956	2,088
Amortization of share-based compensation expense	2,167	2,406	6,994	7,587
Amortization of above and below market ground leases and straight-line rent expense	130	169	367	557
Other non-recurring expenses	—	1,224	(195)	1,224
Adjusted FFO attributable to common stock and unit holders	$51,356	$53,140	$179,459	$164,068

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$116
Adjustments:
Interest expense	51
Income tax (benefit) expense	6
Depreciation and amortization	158
EBITDA	$331
Gain on sale of investment properties	(42)
EBITDAre	$289
Adjustments related to non-controlling interests	(1)
Amortization of share-based compensation expense	9
Other(1)	1
Adjusted EBITDAre	$298

(1) Includes amortization of above and below market ground leases and straight-line rent and loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$116
Adjustments:
Depreciation and amortization related to investment properties	158
Gain on sale of investment properties	(42)
Adjustments related to non-controlling interests	(1)
FFO	$231
Amortization of share-based compensation expense	9
Other(2)	4
Adjusted FFO	$244

(2) Includes amortization of above and below market ground leases and straight-line rent, loss on extinguishment of debt, and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of September 30, 2018	Outstanding as of November 5, 2018

Marriott Charleston Town Center	Fixed	3.85%		July 2020		15,523	15,523
Grand Bohemian Hotel Charleston (VIE)	Variable	4.76%		November 2020		18,602	—
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	4.76%		December 2020		24,764	—
Marriott Dallas City Center	Fixed(2)	4.05%		January 2022		51,000	51,000
Hyatt Regency Santa Clara	Fixed(2)	3.81%		January 2022		90,000	90,000
Hotel Palomar Philadelphia	Fixed(2)	4.14%		January 2023		59,250	59,250
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	4.36%		August 2024		100,000	100,000
Andaz Napa	Partially Fixed(3)	3.23%		September 2024		56,000	56,000
The Ritz-Carlton, Pentagon City	Fixed(4)	3.69%		January 2025		65,000	65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		62,153	62,153
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026		59,524	59,524
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,000	115,000
Total Mortgage Loans		4.18%	(5)			$716,816	$673,450
Senior Unsecured Credit Facility	Variable	3.81%		February 2022	(6)	—	—
Term Loan $175M	Partially Fixed(7)	2.79%		February 2021		175,000	175,000
Term Loan $125M	Partially Fixed(7)	3.28%		October 2022		125,000	125,000
Term Loan $150M	Variable	3.71%		August 2023		—	65,000
Term Loan $125M	Partially Fixed(8)	3.72%		September 2024		125,000	125,000
Mortgage Loan Discounts, net(9)						(207)	(207)
Unamortized Deferred Financing Costs, net						(7,721)	(7,721)
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.82%	(5)			$1,133,888	$1,155,522

(1)	Variable index is one-month LIBOR. Interest rates as of September 30, 2018.

(2)	A variable interest loan for which the interest rate has been fixed for the entire term.

(3)	A variable interest loan for which the interest rate has been fixed on $38 million of the total balance through January 2019, after which the rate will revert back to variable.

(4)
A variable interest loan for which the interest rate has been fixed through January 2023. The effective interest rate on the loan will be 3.69% through January 2019 after which the rate will increase to 4.95% through January 2023.

(5)	Weighted average interest rate as of September 30, 2018.

(6)	The maturity of the senior unsecured credit facility can be extended through February 2023, which is at the discretion of Xenia and may require the payment of an extension fee.

(7)	A variable interest loan for which LIBOR has been fixed for certain interest periods throughout the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(9)	Loan discounts upon issuance of new mortgage loan or modification.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2018 and 2017
($ amounts in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change
Same-Property Revenues(1):
Rooms revenues	$163,630	$164,129	(0.3)%		$510,044	$509,853	0.0%
Food and beverage revenues	72,634	69,772	4.1%		255,243	251,384	1.5%
Other revenues	15,616	15,067	3.6%		46,369	45,190	2.6%
Total Same-Property revenues	$251,880	$248,968	1.2%		$811,656	$806,427	0.6%

Same-Property Expenses(1):
Rooms expenses	$39,686	$39,232	1.2%		$119,052	$117,427	1.4%
Food and beverage expenses	52,076	51,483	1.2%		166,915	167,026	(0.1)%
Other direct expenses	5,107	4,971	2.7%		15,528	15,213	2.1%
Other indirect expenses	63,054	62,791	0.4%		193,802	190,725	1.6%
Management and franchise fees	10,948	9,461	15.7%		35,755	35,784	(0.1)%
Real estate taxes, personal property taxes and insurance	12,397	11,071	12.0%		37,237	35,320	5.4%
Ground lease expense	1,009	967	4.3%		3,015	2,993	0.7%
Total Same-Property hotel operating expenses	$184,277	$179,976	2.4%		$571,304	$564,488	1.2%

Same-Property Hotel EBITDA(1)	$67,603	$68,992	(2.0)%		$240,352	$241,939	(0.7)%
Same-Property Hotel EBITDA Margin(1)	26.8%	27.7%	(87	) bps	29.6%	30.0%	(39	) bps

(1)
“Same-Property” includes all hotels owned as of September 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, and Fairmont Pittsburgh, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three and nine months ended September 30, 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total Revenues - GAAP	$240,989	$223,289	$782,544	$686,142
Hotel revenues from prior ownership(a)	10,891	36,479	37,298	175,909
Hotel revenues from sold hotels	—	(10,787)	(8,186)	(54,949)
Other revenues	—	(13)	—	(675)
Total Same-Property Revenues	$251,880	$248,968	$811,656	$806,427

Total Hotel Operating Expenses - GAAP	$163,001	$143,627	$506,269	$431,711
Real estate taxes, personal property taxes and insurance	11,652	10,152	35,331	32,208
Ground lease expense, net(b)	1,009	1,237	3,495	3,711
Other (income)	(63)	(62)	(186)	(260)
Corporate-level costs and expenses	(345)	(123)	(1,197)	(498)
Hotel expenses from prior ownership(a)	8,757	31,952	31,949	132,062
Hotel expenses from sold hotels	266	(6,807)	(4,357)	(34,446)
Total Same-Property Hotel Operating Expenses	$184,277	$179,976	$571,304	$564,488

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of September 30, 2018

Market(1)	% of Hotel EBITDA(2)	Number of Hotels	Number of Rooms
Orlando, FL(2)	10%	3	1,141
Houston, TX	9%	3	1,218
Phoenix, AZ(2)	8%	2	612
San Francisco/San Mateo, CA	7%	1	688
Washington, DC-MD-VA(2)	7%	3	772
Dallas, TX	7%	2	961
Denver, CO(2)	6%	3	619
Boston, MA	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505
California North	5%	2	416
Other(2)	29%	18	3,841
Total	100%	40	11,239

(1)	As defined by STR, Inc.

(2)
Percentage of 2017 Pro Forma Portfolio Hotel EBITDA. Includes periods prior to the Company's ownership of Hyatt Regency Grand Cypress in "Orlando, FL", Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and Royal Palms Resort & Spa in "Phoenix, AZ", The Ritz-Carlton, Pentagon City in "Washington, DC-MD-VA", The Ritz-Carlton, Denver in "Denver, CO", and Fairmont Pittsburgh in "Other."

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three and Nine Months Ended September 30, 2018 and 2017

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	67.7%	$161.32	$109.25	75.3%	$158.46	$119.30	(8.4)%
Houston, TX	65.3%	163.69	106.94	73.5%	153.58	112.91	(5.3)%
Phoenix, AZ	62.4%	171.74	107.17	58.1%	157.95	91.69	16.9%
San Francisco/San Mateo, CA	93.7%	237.36	222.32	94.0%	233.42	219.38	1.3%
Washington, DC-MD-VA	85.8%	206.83	177.51	84.7%	209.01	176.93	0.3%
Dallas, TX	59.3%	170.76	101.19	65.6%	174.11	114.26	(11.4)%
Denver, CO	89.9%	246.80	221.79	90.3%	242.25	218.70	1.4%
Boston, MA	90.4%	294.16	265.90	88.1%	294.25	259.32	2.5%
San Jose/Santa Cruz, CA	82.9%	259.32	215.09	84.8%	242.04	205.27	4.8%
California North	86.9%	311.22	270.40	82.5%	325.24	268.32	0.8%
Other	77.0%	198.92	153.23	77.5%	195.31	151.30	1.3%
Total	76.0%	$208.18	$158.25	77.9%	$203.10	$158.23	—%

	Nine Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	75.9%	$200.61	$152.28	79.1%	$189.32	$149.81	1.6%
Houston, TX	66.9%	177.67	118.80	68.0%	178.76	121.57	(2.3)%
Phoenix, AZ	74.5%	266.41	198.45	70.9%	265.60	188.26	5.4%
San Francisco/San Mateo, CA	90.8%	232.73	211.29	88.4%	230.31	203.62	3.8%
Washington, DC-MD-VA	81.9%	232.31	190.23	84.2%	239.23	201.51	(5.6)%
Dallas, TX	66.9%	185.57	124.08	66.1%	185.96	122.86	1.0%
Denver, CO	80.8%	230.63	186.40	83.4%	227.20	189.51	(1.6)%
Boston, MA	85.6%	270.69	231.76	82.3%	277.29	228.25	1.5%
San Jose/Santa Cruz, CA	83.6%	260.08	217.32	80.2%	254.42	204.07	6.5%
California North	80.8%	275.87	223.02	77.2%	289.63	223.72	(0.3)%
Other	76.3%	201.32	153.69	77.1%	200.62	154.59	(0.6)%
Total	76.7%	$216.51	$166.16	76.9%	$215.24	$165.56	0.4%

(1)
“Same-Property” includes all hotels owned as of September 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, and Fairmont Pittsburgh. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018

Occupancy	74.0%	80.2%	76.0%	—	—
ADR	$216.59	$224.42	$208.18	—	—
RevPAR	$160.31	$179.96	$158.25	—	—

Hotel Revenues	$268,116	$291,660	$251,880	—	—
Hotel EBITDA	$77,366	$95,383	$67,603	—	—
Hotel EBITDA Margin	28.9%	32.7%	26.8%	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.5%	78.3%	77.9%	73.5%	76.1%
ADR	$220.72	$222.28	$203.10	$211.71	$214.38
RevPAR	$164.37	$174.13	$158.23	$155.59	$163.04

Hotel Revenues	$273,090	$284,369	$248,968	$265,137	$1,071,564
Hotel EBITDA	$80,849	$92,098	$68,992	$75,809	$317,748
Hotel EBITDA Margin	29.6%	32.4%	27.7%	28.6%	29.7%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.7%	79.4%	77.2%	69.9%	74.8%
ADR	$217.16	$221.17	$206.37	$211.57	$214.10
RevPAR	$157.92	$175.53	$159.36	$147.92	$160.15

Hotel Revenues	$263,455	$285,340	$252,432	$253,923	$1,055,150
Hotel EBITDA	$74,099	$93,424	$70,082	$70,427	$308,032
Hotel EBITDA Margin	28.1%	32.7%	27.8%	27.7%	29.2%

(1)
“Same-Property” includes all hotels owned as of September 30, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, and Fairmont Pittsburgh, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.